EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated June 15, 2006, relating to the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2005 of Kana Software, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, California September 6, 2006